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                                                               EXHIBIT 10.43

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Julius Genachowski ("Executive") and USA Networks, Inc., a Delaware corporation (the "Company"), and is effective August 9, 2000 (the "Effective Date").

          WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A. EMPLOYMENT. The Company agrees to employ Executive as Senior Vice President, General Counsel and Secretary, and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. Executive shall have supervision and day-to-day authority over the legal affairs of the Company and such other business and legal affairs as the parties may mutually agree. During Executive's employment with the Company, Executive shall report directly to the Vice Chairman (hereinafter referred to as the "Reporting Officer"). During any period in which the position of Vice Chairman is vacant, Executive shall report to the senior executive officer who has responsibility for corporate staff functions. Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board or Reporting Officer, to the extent consistent with Executive's position and status as set forth above. Executive agrees to devote all of his working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time. Executive's principal place of employment shall be the Company's offices located in New York City. Executive may work in the Washington, D.C. area every other Friday (and remain in Washington, D.C. through the weekend), following an initial transition of up to four months during which Executive may work in Washington, D.C. every Friday. Executive may also occasionally work in Washington D.C. on other weekdays, up to three days per month.

2A. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue until September 30, 2002, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.  COMPENSATION.

     (a) BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of $400,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time.

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     (b)  DISCRETIONARY BONUS. During the Term, Executive shall be eligible to receive discretionary annual bonuses.

     (c) STOCK OPTIONS. In consideration of Executive's entering into this Agreement, Executive has been granted under USA Networks, Inc.'s 1997 Stock and Annual Incentive Plan (the "Plan") a non-qualified stock option (the "Option") to purchase 200,000 shares of USA Networks, Inc. ("USAi") common stock, par value $.0l per share (the "Common Stock"). The exercise price of the Option is $21.875. Such Option shall vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the Effective Date, provided that the Option shall become 100% vested and exercisable upon a Change in Control (as such term is defined in the Plan). The Option shall expire upon the earlier to occur of (i) ten years from the date of grant (the "Option Term") or (ii) except as otherwise provided in the Option award agreement, one year following the termination of Executive's employment with the Company for any reason other than Cause. The Option shall become vested and exercisable following a Change in Control. Upon termination by the Company other than for Cause, or by Executive for Good Reason, all of Executive's options that would vest in the 12 months following such termination shall become vested and exercisable immediately upon such termination. Notwithstanding the foregoing, expiration of the Term without renewal shall not result in the acceleration of any options that are not then vested and exercisable.

     (d) BENEFITS. From the Effective Date through the date of termination of Executive's employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated Executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

          (i) REIMBURSEMENT FOR BUSINESS EXPENSES. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company, on the same basis as similarly situated Executives and in accordance with the Company's policies as in effect from time to time.

          (ii) VACATION. During the Term, Executive shall be entitled to four weeks of paid vacation per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated Executives of the Company generally.

          (iii) APARTMENT. Throughout the period of the Executive's employment with the Company during the Term, Executive shall receive up to $50,000 annually for an apartment in New York City for Executive's use, plus the cost of a broker to obtain the initial New York Apartment (such broker cost not to exceed $7,500 in the aggregate) but not the cost of a broker for any successor apartment(s). Such payments shall begin as of the Effective Date, and Executive shall be solely responsible for the payment for any transitional housing until a rental apartment is obtained. The Company shall pay the Executive such additional amounts as shall be necessary to make the Executive whole on a net after-tax basis for all Taxes (as defined herein) required to be paid by the Executive

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     with respect to all taxable income he receives pursuant to the provisions of this Section 3A(d)(iii); provided that the aggregate amount payable by the Company under this Section 3A(d)(iii) shall not exceed $100,000 per year (with the exception that, if Executive uses the services of a broker to obtain the New York apartment, the additional aggregate amount payable by the Company, on a one-time basis, shall not exceed $15,000). The term "Taxes" means all federal, state and local income, employment and capital gains taxes. At the time Executive rents the New York apartment, he shall notify the Company in writing of the annual rent for such apartment (and from time to time for any successor apartment). Executive shall also certify (from time to time and at the request of the Company) that he continues to maintain a separate residence in the Washington D.C. area.

          (iv) RELOCATION. Executive shall receive $7,500 for reasonable relocation costs, including costs associated with setting up the New York apartment for residency.

4A. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

          If to the Company:                USA Networks, Inc.
                                            152 West 57th Street
                                            New York, NY 10019
                                            Attention:  Vice Chairman

          If to Executive:                  Julius Genachowski
                                            3005 Porter Street, N.W.
                                            Washington, D.C. 20008

Either party may change such party's address for notices by notice duly given pursuant hereto.

5A. GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in New York, or, if not maintainable therein, then in an appropriate New York state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

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6A.  COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on July 19, 2000.

                                      USA NETWORKS, INC.

                                      /s/ Victor A. Kaufman
                                      ------------------------------------------
                                      By: Victor A. Kaufman
                                      Title: Vice Chairman

                                      /s/ Julius Genachowski
                                      ------------------------------------------
                                      Julius Genachowski

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                          STANDARD TERMS AND CONDITIONS

1.   TERMINATION OF EXECUTIVE'S EMPLOYMENT.

     (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries, within 30 days of Executive's death in a lump sum in cash, Executive's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of Executive's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to him by the Company (in accordance with Section 6 hereof), Executive shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive's duties with the Company due to Disability, the Company shall continue to pay Executive's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

     (c) TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; PROVIDED, HOWEVER, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; or (iv) the willful or gross neglect by Executive of the material duties required by this Agreement. In the event of Executive's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

     (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause, or by Executive for Good Reason (as defined below), then (i) the Company shall pay Executive the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as

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defined in paragraph 1(f) below), (iii) the Company shall continue to make New
York apartment payments pursuant to Section 3A(d)(iii) until the earliest time that Executive can terminate or sublease the apartment lease; (iv) certain of Executive's unvested stock options shall become vested and exercisable, pursuant to Section 3A(c) of this Agreement. As used herein, "Good Reason" means that the Company, without Executive's written consent (i) reduces Executive's Base Salary or benefits, provided that Company may alter, amend or terminate any benefit plan not expressly provided for under Sections 3A so long as any such changes apply to executive officers generally; (ii) materially reduces Executive's principal duties, responsibilities or authority as Senior Vice President and General Counsel, including noncompliance with the reporting provision in
Section 1A; (iii) relocates Executive's principal place of employment outside the New York metropolitan area or does not comply with the obligations concerning Washington DC in Section 1A; or (iv) materially breaches this Agreement.

     (e) MITIGATION; OFFSET. In the event of termination of Executive's employment prior to the end of the Term, Executive shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 1 hereof. If Executive obtains other employment during the Term, the amount of any payment or benefit provided for under Section 1 hereof which has been paid to Executive shall be refunded to the Company by Executive in an amount equal to any compensation earned by Executive as a result of employment with or services provided to another employer after the date of Executive's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Executive during the remainder of the Term shall be offset by the amount earned by Executive from another employer. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive's employment status following termination and during the period encompassing the Term.

     (f) ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid.

2.   CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

     (a) CONFIDENTIALITY. Executive acknowledges that while employed by the Company Executive will occupy a position of trust and confidence. Executive shall not, except as may be required to perform Executive's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and

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client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Executive's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

     (b) PROPRIETARY RIGHTS; ASSIGNMENT. All Executive Developments shall be made for hire by the Executive for the Company or any of its subsidiaries or affiliates. "Executive Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, the Executive hereby assigns to the Company all such proprietary rights. The Executive shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Executive Developments.

     (c) COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

     (d) REMEDIES FOR BREACH. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for

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any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

     (e) SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the Executive's employment with the Company or any if its affiliates (it being understood that this Agreement does not terminate or alter Executive's prior grants of stock options and restricted stock). Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Executive hereby represents and warrants that by entering into this Agreement, Executive will not rescind or otherwise breach an employment agreement with Executive's current employer prior to the natural expiration date of such agreement

4. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance

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with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Subject to Section 1A above, neither the assignment of Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive's capacity as an officer, director or Executive of the Company to the maximum extent permitted under applicable law; PROVIDED, HOWEVER, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date: July 19, 2000

                                      USA NETWORKS, INC.

                                      /s/ Victor A. Kaufman
                                      ------------------------------------------
                                      By: Victor A. Kaufman
                                      Title: Vice Chairman

                                      /s/ Julius Genachowski
                                      ------------------------------------------
                                      Julius Genachowski


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